SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Nuance Communications, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

669967101

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 669967101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) U.S. Venture Partners IV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 669967101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Second Ventures II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 669967101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) USVP Entrepreneur Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 669967101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Presidio Management Group IV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 669967101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) William K. Bowes, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 669967101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Irwin Federman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 40,000 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 40,000 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 40,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 669967101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Steven M. Krausz

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 669967101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Philip M. Young

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 70,364 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 70,364 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70,364

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) IN

This statement amends the Statment on 13(G) filed by U.S. Venture Partners IV, L.P., Second Ventures II, L.P., USVP Entrepreneur Partners II, L.P., Presidio Management Group IV, L.P., William K. Bowes, Jr., Irwin Federman, Steven M. Krausz and Philip M. Young. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

Item 1.
	(a)	Name of Issuer
	(b)	Address of Issuer's Principal Executive Offices

Item 2.
	(a)	Name of Person Filing
	(b)	Address of Principal Business Office or, if none, Residence The address of the principal business office for each of the Reporting Persons is:
U.S. Venture Partners 2735 Sand Hill Road Menlo Park, CA 94025

	(c)	Citizenship
	(d)	Title of Class of Securities
	(e)	CUSIP Number

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Item 4.	Ownership.
The following information with respect to the ownership of the Common Stock of the issuer by the persons filin this Statement is provided as of December 31, 2001:
(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:       ☒  Yes

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Item 8.	Identification and Classification of Members of the Group

Item 9.	Notice of Dissolution of Group

Item 10.	Certification

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2002

U.S. Venture Partners IV, L.P.	/s/ Michael Maher
By Presidio Management Group IV, L.P.	Signature
Its General Partner
Michael Maher
Chief Financial Officer/Attorney-In-Fact

Second Ventures II, L.P.	/s/ Michael Maher
By Presidio Management Group IV, L.P.	Signature
Its General Partner
Michael Maher
Chief Financial Officer/Attorney-In-Fact

USVP Entrepreneur Partners II, L.P.	/s/ Michael Maher
By Presidio Management Group IV, L.P.	Signature
Its General Partner
Michael Maher
Chief Financial Officer/Attorney-In-Fact

Presidio Management Group IV, L.P.	/s/ Michael Maher
A Delaware Limited Partnership	Signature

Michael Maher
Chief Financial Officer/Attorney-In-Fact

William K. Bowes, Jr.	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Irwin Federman	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Steven M. Krausz	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Philip M. Young	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page

Exhibit A: Agreement of Joint Filing Exhibit	15

B: Reference to Michael P. Maher as Attorney-In-Fact	16

EXHIBIT A

Agreement of Joint Filing

                                The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Nuance Communications, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

EXHIBIT B

REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

                              Michael P. Maher has signed the enclosed documents as Attorney-In-Fact.  Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.